Venture Lending & Leasing V, Inc.

Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing V, Inc. (“VLLI V” or “Fund V”), hereby certify: that the following resolutions were duly adopted by the Board of Directors at a meeting held on February 16, 2007, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund V who are not “interested persons” of the Fund.

RESOLVED, that the fidelity bond with ICI Mutual Insurance Company, in the aggregate amount of $525,000 and in the form and with the coverage presented to the Board (the “Bond”), is hereby approved; and

RESOLVED FURTHER, that Martin Eng be, and hereby is, authorized and directed, for and on behalf of Fund V, to file and give notice of the Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2007

In Witness Whereof, I have hereunto signed my name this 8th day of March, 2007.

/S/ Martin D. Eng

Martin D. Eng